UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2008

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3099 Orchard Drive

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 894-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 28, 2008, Tessera Technologies, Inc. (“Tessera”) entered into an employment agreement with Henry R. Nothhaft, a member of Tessera’s Board of Directors (the “Board”). Under the employment agreement, Mr. Nothhaft has agreed to serve as an executive officer and employee of the Company, in the capacity of Vice Chairman, for a six-month period beginning on April 25, 2008. Additional information regarding Mr. Nothhaft can be found in Tessera’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 5, 2007.

Pursuant to the employment agreement, Mr. Nothhaft will be paid $3,000 per month for his service as Vice Chairman. Mr. Nothhaft will also receive an option to purchase 21,887 shares of common stock and 16,415 shares of restricted stock, each vesting monthly over the six-month term of his employment. The foregoing stock awards will vest in full in the event of a change in control (as such term is defined in Tessera’s Third Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”)). In addition, on the date of Tessera’s 2008 annual meeting, Mr. Nothhaft will receive an option to purchase one-half of the number of shares of common stock and one-half of the number of shares of restricted stock that he otherwise would have been entitled to receive as a non-employee director on that date pursuant to the 2003 Plan. Following the termination of his employment, Mr. Nothhaft will resume his status as a non-employee director and will again be eligible to receive his annual cash retainer for serving as a non-employee director on a prorated basis for the remaining portion of the year.

The above description is qualified by reference to the employment agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated March 28, 2008, between Tessera Technologies, Inc. and Henry R. Nothhaft.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2008	TESSERA TECHNOLOGIES, INC.

	By:	/s/ Charles A. Webster
	Name:	Charles A. Webster
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated March 28, 2008, between Tessera Technologies, Inc. and Henry R. Nothhaft.